Exhibit 4.1

CERTIFICATE OF DETERMINATION OF PREFERENCES

OF

[___]% FIXED-RATE RESET CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES A

OF

EDISON INTERNATIONAL

Pursuant to Section 401 of the Corporations Code of the State of California, the undersigned, Robert C. Boada, Vice President and Treasurer, and Michael A. Henry, Assistant Secretary, of EDISON INTERNATIONAL, a California corporation (the “Corporation”), do hereby certify:

FIRST: The Restated Articles of Incorporation of the Corporation authorize the issuance of Fifty Million (50,000,000) shares of stock, designated as “Preferred Stock,” issuable from time to time in one or more series, and authorize the Board of Directors of the Corporation to fix the number of shares of such series, to determine the designation of any such series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series of such preferred stock.

SECOND: Acting pursuant to the authority delegated by the Board of Directors of the Corporation, a duly authorized committee of the Board of Directors (the “Committee”) did duly adopt the following resolutions authorizing and providing for the creation of a series of Preferred Stock to be known as “[___]% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A”, the number of shares of such series being [___ million (____)] shares, unless increased as permitted by the terms of Exhibit A hereto and authorized by the Board of Directors or a duly authorized committee thereof, none of the shares of such series having been issued.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation under the provisions of its Restated Articles of Incorporation and delegated to this Committee pursuant to resolutions duly adopted by the Board of Directors of the Corporation, this Committee does hereby create, authorize and provide for the issuance of a series of Preferred Stock of the Corporation to be known as the “ [___]% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”).

RESOLVED FURTHER, that the number of authorized shares of the Series A Preferred Stock shall be [______ million (                )] shares, unless increased as permitted by the terms of Exhibit A hereto and authorized by the Board of Directors or a duly authorized committee thereof.

RESOLVED FURTHER, that the Series A Preferred Stock shall have the rights, preferences, privileges, restrictions and other terms set forth in Exhibit A hereto and incorporated by reference herein, including without limitation, the liquidation preference per share of Series A Preferred Stock, the dividend rate (including the terms on which such dividend rate shall be reset from time to time) and dividend payment dates of the Series A Preferred Stock, the dates on which the Series A Preferred Stock may be redeemed at the option of the Corporation, and the redemption price or prices of the Series A Preferred Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this certificate in the City of Manhattan Beach, State of California, this [___], 2021.

Name:	Robert C. Boada
Title:	Vice President and Treasurer

Name:	Michael A. Henry
Title:	Assistant Secretary

[Signature Page to Certificate of Determination]

EXHIBIT A

Section 1. Definitions. As used herein with respect to the Series A Preferred Stock:

“Agent Members” shall have the meaning set forth in Section 15.

“Articles” means the Restated Articles of Incorporation of the Corporation, as the same may be amended, restated or amended and restated from time to time.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means, at any time, the Person appointed by the Corporation and serving as such agent with respect to the Series A Preferred Stock at such time.

“Certificate of Determination” means the Certificate of Determination of Preferences establishing the terms of the Series A Preferred Stock, which incorporates the terms of this Exhibit A.

The term “close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock of the Corporation.

“Corporation” means Edison International, a California corporation.

“Depositary” means DTC or any successor thereto as depositary for the Global Preferred Shares, in each case including, unless otherwise expressly stated or the context otherwise requires, its nominee.

“Dividend Disbursing Agent” means Equiniti Trust Company, the Corporation’s duly appointed dividend disbursing agent for the Series A Preferred Stock, and any successor appointed under Section 8.

“Dividend Payment Date” means March 15 and September 15 of each year, commencing on September 15, 2021.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date of the Series A Preferred Stock.

“Dividend Rate” shall have the meaning set forth in Section 3(a).

“DTC” means The Depository Trust Corporation or any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“First Reset Date” means March 15, 2026.

“Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, an interest rate (expressed as a decimal) determined to be the per annum rate (i) equal to the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time) as of any date of determination.

If the Corporation, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described above, the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Series A Preferred Stock or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate. If the Designee determines that there is such an industry-accepted successor rate, then the Five-year Treasury Rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate, then the Five-year Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, [    ]%.

“Global Preferred Shares” shall have the meaning set forth in Section 15.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Holder” means each Person in whose name any share of the Series A Preferred Stock is registered on the stock register of the Corporation, who shall be treated by the Corporation and the Registrar as the absolute owner of such share of the Series A Preferred Stock.

“Initial Issue Date” means March [__], 2021, the original issue date of shares of the Series A Preferred Stock.

“Junior Stock” means (a) the Common Stock; and (b) each other class or series of stock of the Corporation established after the Initial Issue Date the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 6(a).

“Liquidation Preference” means, as to the Series A Preferred Stock, $1,000.00 per share thereof.

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Dividend Determination Date.

“Officer” means the President, the Chief Financial Officer, a Vice President, the Secretary, an Assistant Secretary or an Assistant Treasurer of the Corporation.

“Par Call Period” means (a) with respect to the First Reset Date, the period from and including March [__], 2026 through and including the First Reset Date, and (b) with respect to any Reset Date after the First Reset Date, the period from and including the December 15 immediately preceding such Reset Date through and including such Reset Date.

“Parity Stock” means each class or series of stock of the Corporation established after the Initial Issue Date the terms of which expressly provide that such class or series shall rank on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” means the preferred stock of the Corporation.

“Prospectus Supplement” means the preliminary prospectus supplement dated [____], 2021, as supplemented by the related pricing term sheet dated [____], 2021, relating to the initial offering and sale of the Series A Preferred Stock.

“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, or in any successor provision thereto, that then publishes a rating for the Corporation (a “Rating Agency”), amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in:

(a) the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Series A Preferred Stock would have been assigned that level of equity credit by that Rating Agency or its predecessor on the Initial Issue Date of the Series A Preferred Stock; or

(b) the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the Initial Issue Date of the Series A Preferred Stock.

“Record Date” means, with respect to any Dividend Payment Date, the March 1 and September 1 immediately preceding the applicable March 15 and September 15 Dividend Payment Date, respectively, whether or not any such March 1 or September 1 is a Business Day.

“Record Holder” means, with respect to any Dividend Payment Date, a Holder of the Series A Preferred Stock as such Holder appears on the stock register of the Corporation at the close of business on the related Record Date.

“Redemption Date” means any date fixed for redemption of any shares of Series A Preferred Stock pursuant to the provisions of Section 4.

“Registrar” initially means Equiniti Trust Company, the Corporation’s duly appointed registrar for the Series A Preferred Stock and any successor appointed under Section 8.

“Reset Date” means the First Reset Date and March 15 of every fifth year after 2026.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day that is two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and, thereafter, each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Senior Stock” means each class or series of stock of the Corporation established after the Initial Issue Date the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Series A Preferred Stock” means the Corporation’s series of Preferred Stock designated as “[___]% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A”.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar event.

“Transfer Agent” shall initially mean Equiniti Trust Company, the Corporation’s duly appointed transfer agent for the Series A Preferred Stock and any successor appointed under Section 8.

“Voting Preferred Stock” means any series of Preferred Stock, other than the Series A Preferred Stock, ranking equally with the Series A Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation and upon which voting rights similar to the voting rights of the Series A Preferred Stock in all material respects have been established for such series and which are exercisable at the time of any vote of the Preferred Stock of the Corporation.

Section 2. Dividends.

(a) Rate. Subject to the rights of holders of any class or series of stock of the Corporation ranking senior to the Series A Preferred Stock with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board of Directors (or an authorized committee thereof) out of funds of the Corporation legally available for payment, cumulative cash dividends at the Dividend Rate on the Liquidation Preference per share of the Series A Preferred Stock. Dividends shall accumulate daily from and including the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date (or such other date as may be set forth in the certificate evidencing the relevant shares of Series A Preferred Stock ) without regard to whether funds are legally available for the declaration or payment of such dividends. Declared dividends the Series A Preferred Stock shall be payable on the relevant Dividend Payment Date to Record Holders on the immediately preceding Record Date. If a Dividend Payment Date is not a Business Day, payment of declared dividends shall be made on the next succeeding Business Day, without any interest, additional dividends, or other payment in lieu of interest or additional dividends accruing with respect to this delay.

The Dividend Rate on the shares of Series A Preferred Stock from and including the Initial Issue Date to, but excluding, the First Reset Date shall be [___]% per annum of the Liquidation Preference per share. On and after the First Reset Date, the Dividend Rate on the shares of Series A Preferred Stock for each Reset Period shall be a per annum rate equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date, plus a spread of [____]%, of the Liquidation Preference per share. “Dividend Rate” means the per annum dividend rate on the Series A Preferred Stock from time to time, as determined pursuant to this paragraph.

The applicable Dividend Rate for each Reset Period shall be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the Calculation Agent shall notify the Corporation of the Dividend Rate for the Reset Period. The Calculation Agent’s determination of any Dividend Rate, and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Reset Date shall be on file at the Corporation’s principal offices, shall be made available to any Holder or beneficial owner of the Series A Preferred Stock upon request, and shall be final and binding in the absence of manifest error.

The Corporation shall give notice of the relevant Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Dividend Determination Date to the Transfer Agent and Registrar for the Series A Preferred Stock and the Holders.

Dividends accruing or payable on the Series A Preferred Stock for any Dividend Period (or portion thereof) shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of the Series A Preferred Stock shall not bear interest or dividends on such accumulated amount.

No dividend shall be declared or paid on, or any sum of cash set aside for the payment of dividends on, any outstanding shares of Series A Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid on, or a sufficient sum of cash has been set aside for the payment of such dividends on, all outstanding shares of Series A Preferred Stock.

(b) Priority of Dividends. So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on Common Stock or any other Junior Stock, and no Common Stock or any other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid, or a sufficient sum of cash has been set aside for the payment of such dividends, on all outstanding shares of the Series A Preferred Stock. The foregoing limitation shall not apply to (i) any dividend or distribution payable in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share; (ii) purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, including, without limitation, (x) purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (y) the forfeiture of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock; (iv) any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) purchases of Common Stock or other Junior Stock pursuant to a contractually binding requirement to buy Common Stock or other Junior Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; (vi) the deemed purchase or acquisition of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Common Stock or other Junior Stock for the beneficial ownership of any other Persons (other than for the Corporation or any of its subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (viii) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares.

When dividends on shares of the Series A Preferred Stock with respect to any previously completed Dividend Period (A) have not been declared and paid in full; or (B) have been declared but a sum of cash sufficient for payment thereof has not been set aside for the benefit of the Holders thereof on the applicable Record Date, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the shares of Series A Preferred Stock such that the respective amounts of such dividends declared on the shares of Series A Preferred Stock and such Parity Stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series A Preferred Stock and such Parity Stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate. The foregoing limitation shall not apply to (i) purchases of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such shares of Parity Stock or any securities exchangeable for or convertible into shares of Parity Stock, (ii) the deemed purchase or acquisition of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged, (iii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other persons (other than for the Corporation or any of its subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (iv) the exchange or conversion of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares.

Subject only to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or an authorized committee thereof) may be declared and paid on any securities, including Common Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends declared on securities other than the Series A Preferred Stock.

Section 3. Calculation Agent.

Unless the Corporation has validly called all shares of the Series A Preferred Stock for redemption during the first Par Call Period, the Corporation will appoint a Calculation Agent for the Series A Preferred Stock prior to the Reset Dividend Determination Date preceding the First Reset Date. The Corporation may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time. The Corporation may appoint itself or any of its affiliates as Calculation Agent.

Section 4. Optional Redemption.

The Corporation may, at its option, redeem the Series A Preferred Stock:

(a)	in whole or in part, from time to time, on any day during any Par Call Period at a redemption price in cash equal to $1,000 per share; or

(b) in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Ratings Event, or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $1,020 per share (102% of the Liquidation Preference), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such Redemption Date; provided that, notwithstanding the foregoing, if a Redemption Date for any shares of Series A Preferred Stock occurs subsequent to a Record Date and on or prior to the next succeeding Dividend Payment Date, then the full amount of accumulated and unpaid dividends (whether or not declared) on such shares of Series A Preferred Stock to, but excluding, such Dividend Payment Date shall be paid on such Dividend Payment Date to the Persons who were the Record Holders of such shares at the close of business on such Record Date and such accumulated and unpaid dividends shall not be paid or required to be paid on the Redemption Date and shall not constitute a part of the redemption price of such shares.

Section 5. Redemption Procedures.

If the Series A Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the Holders of the Series A Preferred Stock to be redeemed, mailed not less than 10 days, nor more than 60 days, prior to the Redemption Date (provided that, if the Series A Preferred Stock is in the form of Global Preferred Shares, the Corporation may give such notice in any manner permitted or required by the Depositary). Each notice of redemption shall include a statement setting forth:

(a) the Redemption Date;

(b) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such Holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such Holder;

(c) the redemption price;

(d) the place or places where Holders may surrender certificates evidencing the Series A Preferred Stock for payment of the redemption price or, in the case of Series A Preferred Stock held in the form of Global Preferred Shares, that Holders must follow the applicable procedures of the Depositary to deliver such shares for payment of the redemption price; and

(e) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accumulate from and after such Redemption Date.

If notice of redemption of any shares of Series A Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the Holders of the shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends shall cease to accrue on such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the Holders of such shares of Series A Preferred Stock shall terminate, except for (i) the right of the Holders thereof to receive the amount payable with respect to such redemption, without interest and (ii) if the Redemption Date occurs subsequent to a Record Date and on or prior to the next succeeding Dividend Payment Date, the right of the Persons who were the Record Holders of such shares at the close of business on such Record Date to receive, on such Dividend Payment Date, the full amount of accumulated and unpaid dividends (whether or not declared) on such shares to, but excluding, such Dividend Payment Date. Any funds unclaimed at the end of one year from the Redemption Date shall, to the extent permitted by law, be released by the Corporation, after which time the Holders of such Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price of such Series A Preferred Stock. If a Redemption Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest, additional dividends, or other payment in lieu of interest or additional dividends accruing with respect to this delay.

In case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, in the event the Series A Preferred Stock is in the form of Global Preferred Shares, in accordance with the applicable procedures of the Depositary). If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

These redemption procedures shall apply in lieu of those provided in Sections 509(b), (c) and (d) of the California Corporations Code (or any successor provisions thereto) and the provisions of such Sections of the California Corporations Code (or any successor provisions thereto) shall not be applicable to the Series A Preferred Stock.

Section 6. Liquidation, Winding-up or Dissolution.

(a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive the Liquidation Preference per share of the Series A Preferred Stock, plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends (whether or not declared) on such shares to (but excluding) the date fixed for liquidation, winding-up or dissolution, to be paid out of the assets of the Corporation legally available for distribution to its shareholders, after satisfaction of debt and other liabilities owed to the Corporation’s creditors and holders of shares of any class or series of stock of the Corporation ranking senior to the Series A Preferred Stock with respect to distribution rights upon the Corporation’s liquidation, winding-up or dissolution and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.

(b) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (i) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of Series A Preferred Stock and (ii) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for such liquidation, winding-up or dissolution) on, all other Parity Stock are not paid in full, the Holders and all holders of any such other Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c) After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for each of such Holder’s shares of Series A Preferred Stock, such Holder as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) Neither the sale, lease or exchange of all or substantially all of Corporation’s assets, nor its merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

Section 7. Voting Rights.

(a) General. Holders shall not have any voting rights except as set forth in this Section 7 and as otherwise from time to time specifically required by California law. Without limitation to the foregoing, no vote or consent of the Holders shall be required for any increase in the amount of the Corporation’s authorized Series A Preferred Stock or the issuance of any additional shares of Series A Preferred Stock.

(b) Voting Rights.

(i) So long as any shares of the Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the affirmative vote or consent of the holders of not less than two-thirds of the total stated liquidation preference (excluding accumulated and unpaid dividends thereon, and premiums or other similar amounts, if any) of all outstanding shares of Series A Preferred Stock and all outstanding shares of any other series of Voting Preferred Stock (subject to Section 7(b)(ii)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such shareholders, shall be necessary for the Corporation to effect:

(A) Authorization of Senior Stock. Any amendment of the Articles, including this Certificate of Determination, so as to authorize, or increase the authorized amount of, any class or series of Senior Stock;

(B) Amendment of the Articles Adversely Affecting the Series A Preferred Stock. Any amendment of any provision of the Articles, other than this Certificate of Determination, so as to adversely affect the special rights, preferences, privileges, restrictions, or voting powers of the Series A Preferred Stock; or

(C) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of the Series A Preferred Stock, or of a merger or consolidation of the Corporation with or into another entity, unless in each case (x) the shares of the

Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity (or the Series A Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent, and (y) the shares of the Series A Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Series A Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that, for the avoidance of doubt, for all purposes of this Section 7(b), (1) any increase in the amount of the Corporation’s authorized but unissued shares of Preferred Stock, (2) any increase in the amount of the Corporation’s authorized Series A Preferred Stock or the issuance of any additional shares of the Series A Preferred Stock or (3) the authorization or creation of any class or series of Parity Stock or Junior Stock, any increase in the amount of authorized but unissued shares of such class or series of Parity Stock or Junior Stock or the issuance of any shares of such class or series of Parity Stock or Junior Stock shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges, restrictions or voting powers of the Series A Preferred Stock, and shall not require the affirmative vote of the Holders.

(ii) If any amendment, share exchange, reclassification, merger or consolidation specified in this Section 7(b) would adversely affect (or cause to be materially less favorable, as applicable) the rights, preferences, privileges, restrictions or voting powers of one or more but not all series of Voting Preferred Stock, then only the series of Voting Preferred Stock adversely affected (or the terms of which would be materially less favorable, as applicable) and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(iii) Without the consent of the Holders of the Series A Preferred Stock, to the fullest extent permitted by applicable law and so long as such action does not adversely affect the special rights, preferences, privileges, restrictions or voting powers of the Series A Preferred Stock, the Corporation may amend, alter, supplement, or repeal any terms of the Series A Preferred Stock, including by way of amendment to this Certificate of Determination, for the following purposes:

(A) to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Determination establishing the terms of the Series A Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Determination;

(B) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of the Articles, including this Certificate of Determination; or

(C) to waive any of the Corporation’s rights with respect thereto.

(iv) Without the consent of the Holders of the Series A Preferred Stock, to the fullest extent permitted by applicable law, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock, including by way of amendment to this Certificate of Determination, in order to conform the terms thereof to the description of the terms of the Series A Preferred Stock set forth under “Description of Series A Preferred Stock ” in the Prospectus Supplement.

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time.

Section 8. Transfer Agent, Registrar, and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Dividend Disbursing Agent for the Series A Preferred Stock shall be Equiniti Trust Company. The Corporation may, in its sole discretion, remove any Person or Entity serving as the Transfer Agent, Registrar or Dividend Disbursing Agent; provided, however, that prior to the effectiveness of any such removal the Corporation shall appoint a successor Transfer Agent, Registrar or Dividend Disbursing Agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the Holders.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of the Series A Preferred Stock as the true and lawful owner thereof for all purposes.

Section 10. Notices. The Corporation shall send all notices or communications to Holders of the Series A Preferred Stock pursuant to this Certificate of Determination in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the Holders’ respective addresses shown on the register for the Series A Preferred Stock. However, in the case of Series A Preferred Stock held in the form of Global Preferred Shares, the Corporation shall be permitted to send notices or communications to Holders pursuant to the procedures of the Depositary, and notices and communications that the Corporation sends in this manner will be deemed to have been properly sent to such Holders in writing.

Section 11. No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class or series.

Section 12. Other Rights. The shares of the Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles or as provided by applicable law.

Section 13. Stock Certificates.

(a) Shares of the Series A Preferred Stock shall initially be represented by stock certificates substantially in the form set forth as Exhibit A hereto.

(b) Stock certificates representing shares of the Series A Preferred Stock shall be signed by the President or a Vice President, and by the Chief Financial Officer, Secretary, an Assistant Secretary or an Assistant Treasurer, in accordance with the Bylaws and applicable California law, by manual or facsimile signature.

(c) A stock certificate representing shares of the Series A Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of the Series A Preferred Stock shall be dated the date of its countersignature.

(d) If any Officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

Section 14. Replacement Certificates. If physical certificates are issued, and any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of the Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

Section 15. Book-Entry Form.

(a) Subject to Section 15(d), the shares of Series A Preferred Stock offered and sold pursuant to the Prospectus Supplement and, except as otherwise directed by the Board of Directors (or an authorized committee thereof), all other shares of Series A Preferred Stock shall be issued in global form (“Global Preferred Shares”) eligible for book-entry settlement with the Depositary, represented by one or more stock certificates in global form registered in the name of the Depositary or a nominee of the Depositary bearing a legend substantially in the form of the global securities legend set forth in Exhibit A. The aggregate number of shares of the Series A Preferred Stock represented by each stock certificate representing Global Preferred Shares may from time to time be increased or decreased by a notation by the Registrar and Transfer Agent on Schedule I attached to the stock certificate.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Determination with respect to any Global Preferred Shares, and the Depositary shall be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of the Series A Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial ownership interest in any shares of the Series A Preferred Stock. The Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series A Preferred Stock, this Certificate of Determination or the Articles.

(c) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to the Depositary, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(d) If the Depositary is at any time unwilling or unable to continue as depositary for the Global Preferred Shares or the Depositary ceases to be registered as a “clearing agency” under the Exchange Act, and in either case a successor Depositary is not appointed by the Corporation within 90 days, the Corporation shall issue certificated shares in lieu of the Global Preferred Shares. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates, in substantially the form attached hereto as Exhibit A, representing an equal aggregate Liquidation Preference. Such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

Section 16. Miscellaneous.

(a) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any initial issuance or delivery of shares of the Series A Preferred Stock or certificates representing such shares.

(b) The Liquidation Preference shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.

Section 17. Withholding Taxes. Notwithstanding anything to the contrary, if the Corporation or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner, the Corporation or other applicable withholding agent may, at its option, set off such payments against payments of cash on the Series A Preferred Stock.

Exhibit A

[FORM OF FACE OF

[___]% FIXED-RATE RESET CUMULATIVE PERPETUAL PREFERRED

STOCK, SERIES A CERTIFICATE]

[INCLUDE FOR GLOBAL PREFERRED SHARES – UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC OR NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]

THE SHARES OF [___]% FIXED-RATE RESET CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A ARE SUBJECT TO REDEMPTION AT THE OPTION OF THE CORPORATION (AS DEFINED BELOW) AT THE TIMES AND REDEMPTION PRICES, AND ON TERMS AND CONDITIONS, SET FORTH IN THE CERTIFICATE OF DETERMINATION (AS DEFINED BELOW).

[Number] Shares of [___]% Fixed-Rate Reset

Certificate Number [__]	Cumulative Perpetual Preferred Stock: [__]
[CUSIP: [_____]]
[ISIN: [_____]]

EDISON INTERNATIONAL

[___]% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A

(Liquidation Preference as specified below)

Edison International, a California corporation (the “Corporation”), hereby certifies that [__] (the “Holder”), is the registered owner of [__] [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated [___]% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A, with a Liquidation Preference of $1,000.00 per share (the “Series A Preferred Stock”). The shares of the Series A Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The rights, privileges, restrictions and other terms and provisions of the Series A Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of

Determination of Preferences of [___]% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A of Edison International dated [___], 2021, as the same may be amended from time to time (the “Certificate of Determination”). Capitalized terms used herein but not defined shall have the meanings given them in the Certificate of Determination. The Corporation will provide a copy of the Certificate of Determination to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the provisions of the Series A Preferred Stock set forth on the reverse hereof and in the Certificate of Determination, which provisions shall for all purposes have the same effect as if set forth at this place. If the terms of this certificate conflict with the terms of the Certificate of Determination, then the terms of the Certificate of Determination will control to the extent of such conflict.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Determination and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned this certificate, these shares of the Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Determination or be valid or obligatory for any purpose.

* * *

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two Officers of the Corporation this [__] of [__], 20[__].

EDISON INTERNATIONAL

By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of the Series A Preferred Stock referred to in the within-mentioned Certificate of Determination.

Dated: [__], [__]

Equiniti Trust Company,

as Registrar and Transfer Agent

By:
Name:
Title:

[FORM OF REVERSE OF

CERTIFICATE FOR SERIES A PREFERRED STOCK]

Cumulative cash dividends on each share of the Series A Preferred Stock shall be payable at the rate provided in the Certificate of Determination.

The Corporation shall furnish without charge to each Holder who so requests a statement of the rights, preferences, privileges and restrictions granted to or imposed upon each class or series of stock of the Corporation authorized to be issued, including the Series A Preferred Stock, and upon the holders thereof. Such statement may be obtained from the Corporation at the Corporation’s principal executive offices, which, on the original issue date of shares of the Series A Preferred Stock, were located at 2244 Walnut Grove Avenue, Rosemead, California 91770.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of the Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:                                                   as agent to transfer the shares of the Series A Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1

Edison International

Global Preferred Share

[___]% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A

Certificate Number:

The number of shares of the Series A Preferred Stock initially represented by this Global Preferred Share shall be [__]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of the Series A Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

[1]	Attach Schedule I only to Global Preferred Shares.